Exhibit 99.1

W HOLDING COMPANY, INC.
(PARENT COMPANY OF WESTERNBANK PUERTO RICO)
ANNOUNCES A STRONG INCREASE OF 37.12 PERCENT
IN NET INCOME FOR THE SECOND QUARTER OF YEAR 2001
AND BREAKS THE $5.0 BILLION BARRIER IN TOTAL ASSETS

Mayagüez, Puerto Rico, July 11, 2001. W HOLDING COMPANY, INC. (NASDAQ: WBPR), the financial holding company of Westernbank Puerto Rico, reported today a net income of $15,354,051 or $0.31 per common share for the three-month period ended June 30, 2001, as compared with a net income of $11,197,255 or $0.23 per common share for the same period in 2000, a strong increase of $4,156,796 or 37.12%.

During the same quarter W HOLDING broke the $5.0 billion barrier closing as of June 30, 2001 with $5.071 billion in total assets, the four year in a row that it has attained the next billion-dollar mark as compare to $4.261 billion as of December 31, 2000, an increase of $810.0 million or 19.01%. On a year to year basis, total assets increased $1.493 billion or 41.73% when compared to $3.578 billion as of June 30, 2000.

Return on common stock equity (ROCE) for the second quarter of the year was 28.36%. This strong return on equity is over and above that reported by W HOLDING of 25.96% for the comparable period in year 2000, which was considered very strong under all industry standards.

The Company’s return on assets (ROA) for the second quarter of 2001 was also strong at 1.26% compared to 1.28% for the same period in year 2000, particularly in lieu of the significant increase in total assets that the Company have been experiencing year over year.

The strong increase in net income for the quarter ended June 30, 2001, was mainly related to an increase in net interest income which amounted to $31,891,105 compared to $24,075,531 for the same period in the previous year, an increase of $7,815,574 or 32.46%. Such improvement was in turn attributable to an increase in the average amount of loans and investment securities outstanding during the comparable period combined with widening spreads as a consequence of reduced costs of funds.

Other operating income was also very strong increasing from $3,011,369 during the second quarter of 2000 to $4,036,161 for the same period in 2001, an increase of $1,024,792 or 34.03%. Such increase is in turn attributable to increases in service fees associated with a growing volume of point-of-sale terminals, new Trust related activities and transactions, credit card fees, commissions and other retail financial service fees.

Provision for possible loan losses amounted to $3.0 million during the quarter ended June 30, 2001, compared to $2.0 million during the same period in the previous year, while the allowance for possible loan losses amounted to $36.0 million as of June 30, 2001. As of the same date, non-performing loans on all of the Bank’s loan portfolios were 0.58% (less than 1%), while the allowance for possible loan losses was 240.00% of total non-performing loans (reserve coverage). Moreover, the Bank’s consumer loan portfolio, one of the most volatile loan portfolios in the industry, being very susceptible to the state of the economy amongst other things, had a total delinquency ratio, including the categories of 60, 90, 120, 150, 180 days and over, of only 1.52%. The Bank’s commercial loan portfolio, had a total delinquency ratio, including the categories of 60, 90, 120, 150, 180 days and over of 0.65% (less than 1%). These excellent performances evidence the Bank’s already well-known and reputed strong credit quality. Nevertheless, the Bank continues its regular provisions in view of its strong growth in the loan portfolios.

Total operating expenses increased from $12,559,075 for the second quarter of 2000 to $14,825,596 for the same period in 2001, an increase of $2,266,521 or 18.05%, primarily as a result of the increase in the volume of operations, new business and the inception in new markets as well as the inherent costs associated with the additional investment in human resources, technology and general infrastructure to sustain and coordinate the Bank’s expansion. The Company continues its strict cost control measures, maintaining operating expenses at adequate levels, further evidenced by its outstanding and world-class efficiency ratio of 40.98% achieved for the quarter ended June 30, 2001.

Loans receivable increased to $2.581 billion at June 30, 2001 compared to $2.208 billion as of December 31, 2000. That includes the asset based loan portfolio acquired recently from Congress Financial Corporation, to be managed by the newly created division known as Westernbank Business Credit.

Stockholders’ equity increased to $321.9 million as of June 30, 2001 compared to $250.6 million as of December 31, 2000. The same resulted from the combination of the issuance of 2,208,000 shares of the Company’s Series C Preferred Stock with the net income generated during the three-month period offset by dividends paid on common and preferred stock during said period.

Commenting on the results of the Company and Westernbank, Frank C. Stipes, Esq., Chairman of the Board, President and Chief Executive Officer, stated: “In our 2000 annual report, we informed that we were expecting to break the $5.0 billion barrier in total assets on or before December 31, 2001 and that net income was expected to range between $54.0 and $58.0 million or 21.0% and 30.0% over the last year. As already mentioned, the Company closed the quarter with $5.071 billion in total assets. Moreover, during the first and second quarter of this year, the Company has reported increases of more than 30.0% in net income over the last year”.

The President further indicated: “Our initial forecast of earnings growth for year 2001 did not include the impact of the new asset-based lending and insurance business lines (Westernbank Business Credit and Westernbank Insurance Corp). We are restating our forecast increasing net earnings estimate for the year to range between $60.0 and $64.0 million, which translates to a growth of between 34.6% to 43.5% over last year, as market and economic conditions may warrant and permit”.

Mr. Stipes warned however that “forward-looking statements with respect to future financial results of operations and businesses are always subject to various risk and market factors out of management’s control which could cause future projections to differ materially from current management expectations or estimates and as such should be understood, and not taken as carved in stone”.

W HOLDING recently announced that it launched the Company into the insurance business through the acquisition of a general insurance agency to be known as Westernbank Insurance Corp., which commenced operations immediately as a general agent by offering property and casualty insurance, as well as, life and disability insurance. Prior to that, Westernbank announced that it acquired from Congress Financial Corporation, a subsidiary of First Union National Bank, N A., the entire loan portfolio of its branch in Puerto Rico comprised of $222.0 million and additional committed credit facilities of $103.0 million. The entire staff that worked for Congress in Puerto Rico is now part of the Island’s strongest and most experienced asset-based lending group, presided by Mr. Mike Vázquez at Westernbank Business Credit.

Westernbank Puerto Rico, the wholly-owned subsidiary of W HOLDING COMPANY, INC., is the third largest locally controlled banking entity headquartered in Puerto Rico, in term of total assets operating throughout Puerto Rico through 35 full fledged branches, including 27 in the Southwestern region of Puerto Rico, 3 in the Northeastern region, and 5 at the San Juan Metropolitan area of Puerto Rico.

For further information contact: Frank C. Stipes, Chief Executive Officer or Freddy Maldonado, Chief Financial Officer of the Bank at (787) 834-8000; Internet: westernbank@wbpr.com or URL: http://www.wbpr.com

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

Financial Condition	June 30, 2001	December 31, 2000

Total Assets	$5,071,135	$4,260,857

Loans Receivable-net	2,581,079	2,208,300

Deposits	3,024,231	2,636,695

Total Stockholders’ Equity	321,926	250,618

Three-Months Ended

Earnings	June 30, 2001	June 30, 2000

Total Interest Income	$87,417	$67,804

Total Interest Expense	(55,526)	(43,728)

Net Interest Income	31,891	24,076

Provision for Loan Losses	(3,000)	(2,000)

Other Operating Income	4,036	3,011

Operating Expenses	(14,825)	(12,559)

Provision for Income Taxes	(2,748)	(1,331)

Net Income	$15,354	$11,197

Net Income Attributable to Common Stockholders	$12,901	$9,747

Net Income Per Common Share	$0.31	$0.23

Weighted Average Number of Shares Outstanding	41,501,700	41,562,247

Six-Months Ended

Earnings	June 30, 2001	June 30, 2000

Total Interest Income	$171,850	$133,571

Total Interest Expense	(111,344)	(84,790)

Net Interest Income	60,506	48,781

Provision for Loan Losses	(6,000)	(4,000)

Other Operating Income	8,944	6240

Operating Expenses	(29,040)	(25,882)

Provision for Income Taxes	(5,317)	(3,377)

Net Income	$29,093	$21,762

Net Income Attributable to Common Stockholders	$25,191	$18,863

Net Income Per Common Share	$0.61	$0.45

Weighted Average Number of Shares Outstanding	41,501,700	41,740,313